Exhibit 4.28

English Summary of “Customized Property Alteration Entrustment Agreement

Vimicro-Xuzhuang Science and Technology Headquarters Project”

This Agreement is entered into by and between Jiangsu Vimicro Electronics Corporation (“Party A”), Administrative Committee of Nanjing Xuzhuang Software Industry Base (“Party B”) and Jiangsu Newcom Optical & Electrical Communication Co., Ltd. (“Party C”) on January 19th, 2015. The Parties hereby reach the following terms on related matters of Customized Property:

Preconditions of Customized Property Alteration

1. Party C shall meet Party B’s requirements for being a leading industry and shall perform independent accounting of the relevant enterprise entity within the scope of Party B’s jurisdiction. Party C shall not, without Party B’s prior consent, at its own accord, its business scope after entry into Xuzhuang Software Park (the “Park”).. Party C shall comply with all laws and regulations of the People’s Republic of China as well as all rules and regulations of the Park.

2. Party A must provide relevant documents including land design, planning and construction drawings of the project land. Upon Party C’s written consent, Party A can modify or change the abovementioned documents, or Party C shall be entitled to refuse acceptance and accept the Property.

3. Party A promises to have obtained relevant legal qualifications, right of transfer dividing land and other rights to guarantee that it has the right to conduct this transfer and that Party C’s purchased property can obtain Housing Ownership Certificate and State-owned Land Use Right Certificate owned to Party C and go through corresponding registration of transfer ownership.

Content of Customized Property Alteration

4. Basic Information about and Price for Customized Property:

The Property is located in Building 1, Vimicro-Xuzhuang Industry Base, 5th R & D Area, Xuzhuang Software Park, Xuanwu District, Nanjing, with the price totaling RMB 43.15304 million.

5. Method and Timing of Payment

Within certain time limit of signing of this Agreement, completion of the underground works, completion of the main structure, obtaining of individual acceptance including fire fighting and Final Acceptance Form, completion of the project as well as issuance and delivery of property ownership certificate in the name of Party A, and completion of transfer of the Property and obtaining of Housing Ownership Certificate and Land Certificate without other right limit Party C shall pay payment to the account which is jointly supervised and managed by Party A and Party B by six phases.

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6. The latest Delivery Date of the Property shall be before February 2016, and Party A has obtained individual acceptance including fire fighting and Final Acceptance Form. If Party C fails to pay the agreed payments on time according to this Agreement, Party C shall pay 0.05% of the total amount payable for each day to the other Party as liquidated damages. If Party A fails to deliver the Property on time in accordance with this Agreement, and/or fails to deliver the Property in accordance with delivery standards specified in this Agreement, Party A shall pay Party C 0.05% of the total price of the Property as liquidated damages starting from the first day of the next month after the delivery date.

7. The Property shall be specially used for offices, software R&D, system integration, animation design, electronic and communications equipment products R&D and production, corporate headquarters and related application services, technical services and supporting services. This covenant is a major condition of this Agreement and Party C shall not change the usage.

Property Delivery

8. The Parties shall deliver the Property in accordance with standards and time of notice agreed in this Agreement. If Party B has no good reasons to refuse to accept the Property, property delivery shall be deemed to complete upon the date in Party A’s written notice. All risks and relevant expenses shall be borne by Party C after delivery of the Property. From the delivery date of the Property, Party A shall be responsible for construction quality and repair of the Property.

9. Party A shall be responsible for going through Housing Ownership Certificate and State-owned Land Use Right Certificate for Party C, and Party B shall provide support, Party A and Party C shall bear their respective expenses in accordance with national regulations. While handing the transfer, if the property price agreed in this Agreement is lower than the minimum tax price determined by competent authority, the extra taxes arising therefrom shall be borne by Party A.

Special Covenants

10. Party C shall, within three months after going through Housing Ownership Certificate of the Property under this Agreement, change the registered addresses of Party C and its affiliates, and shall complete transformation of tax relations within one year after going through Housing Ownership Certificate. Party C shall complete the decorations and put it into use for office within certain time after delivery of the property.

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Restrictions on Property Transfer

11. If Party C has obtained property-related certificates and sends a written notice to Party B three month in advance, Party C can transfer research and development buildings to the third party meeting the positioning of Xuzhuang Industry Base and the admission conditions of the same. Party B guarantees to issue written consent documents within fifteen days from the day Party C notifies Party B the qualified buyer with a written notice, and shall not refuse to issue written consent documents to Party C with any reasons not specified in this Agreement. Or Party B shall be deemed to agree to repurchase the Property in accordance with the qualified buyer’s conditions and price.

12. The property shall not be transferred without the property ownership certificate. If Party C transfers the property without authorization, Party A and Party B have the right to terminate this Agreement.

Liabilities for Breach of Agreement

13. If Party C delays payment for the Property beyond a certain time limit or fails to pay payments on time for two successive times, Party A shall be entitled to terminate this Agreement, and require Party C to pay Party A liquidated damages, not exceeding 20% of the amount specified in this Agreement.

14. Party C has the right to terminate this Agreement in case of the following circumstances, and require Party A to pay Party C 20% of the amount specified in this Agreement as liquidated damages:

The first acceptance upon completion of the Property has been proved to be unqualified, and after rectification, it still fails to get through acceptance of completed project;

Party A fails to deliver the Property in accordance with delivery date and delivery standards specified in this Agreement and fails to deliver within certain time limit of the delivery date;

The Property delivered by Party A is identified by nationally recognized agencies to have structural quality problems that affect normal use of the Property;

Party A fails to go through transfer registration procedures of Housing Ownership Certificate and State-owned Land Use Right Certificate in accordance with this Agreement within three months after the next month of the specified delivery date;

The error between the specified floorage of the Property herein and the measured area is more than 3% or less than -3%.

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15. If this Agreement cannot be fulfilled as a result of the provisions of existing laws or policies, or laws or policies which come into existence after the date of this Agreement, or due to force majeure, this Agreement shall automatically be terminated. None of the three parties shall be liable for breach of contract and shall act according to the terms set out in this Agreement.

16. If Party C terminates the Agreement as a result of non-Party C’s default, Party A shall pay compensation to Party C for cost incurred in the decorations already carried out in addition to other liquidated damages and/or compensation specified in this Agreement. If Party A terminates this Agreement as a result of Party C’s default, Party A shall not compensate Party C for any payments already made towards decorating the Property. If Party A pay decoration subsidies to Party C, Party C will not return it.

Miscellaneous

17. If there is any conflict that arises out of the performance of this Agreement, the three Parties shall seek a settlement through friendly negotiations. If they fail to reach an agreement, any either Party may file a lawsuit in the People’s Court where the Property is located.

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